Exhibit 16.2 Engagement Letter dated February 20, 2007 from Child, Van Wagoner & Bradshaw, PLLC


                [Child, Van Wagoner & Bradshaw, PLLC letterhead]


February 20, 2007

Audit Committee
Ingen Technologies, Inc.
35193 Avenue A, Suite C
Yucaipa, CA 92399

We are pleased to confirm our understanding of the services we are to provide for Ingen Technologies, Inc. ("the Company") for the year ended May 31, 2007.

We will audit the balance sheet of the Company as of May 31, 2007, and the related statements of operations, stockholders' deficit, and cash flows for the year ended May 31, 2007. The objective of an audit of the financial statements is to express an opinion on the financial statements in accordance with generally accepted accounting principles accepted in the United States (GAAP). Our audit of the financial statements will be conducted in accordance with the standards established by the Public Company Accounting Oversight Board (PCAOB) and will include tests of the Company's accounting records and other procedures we consider necessary to enable us to express our opinion. If our opinion is other than unqualified, we will discuss the reasons with Company management in advance. If, for any reason, we are unable to complete our audit or are unable to form or have not formed our opinion, we may decline to issue a report as a result of this engagement.

We will plan and perform the audit of the financial statements to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether from (a) errors, (b) fraudulent financial reporting, (c) misappropriation of assets, or (d) violations of laws or regulations that are attributable to the entity or to acts by management or employees acting on behalf of the entity. The audit will include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgment about the number of transactions to be examined and the areas to be tested. Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of physical existence of inventories, and direct confirmation of certain assets and liabilities by correspondence with selected customers, creditors, and financial institutions. In connection with our audit of the financial statements, we will obtain an understanding of internal control sufficient to plan the audit and to determine the nature, timing and extent of audit procedures to be performed. At the conclusion of our audit, you agree to provide certain representations from management about the Company's financial statements and related matters.

Because our audit is designed to provide reasonable, but not absolute, assurance and because we will not perform a detailed examination of all transactions, there is a risk that material misstatements or material weaknesses in internal control may exist and not be detected by us. In addition, our financial statement audit is not designed to detect immaterial misstatements or violations of laws or governmental regulations that do not have a direct and material effect on the financial statements. We will, however, communicate to the audit committee and management of the Company, as appropriate, any errors, fraud, or other illegal acts that come to our attention during our audit, unless clearly inconsequential.

Our audit will include obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing, and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or to identify significant deficiencies or material weaknesses in the design or operation of internal control. However, we will communicate in writing to the audit committee and management any significant deficiencies and material weaknesses relating to internal control over financial reporting identified while performing our audit. Any significant deficiency or material weakness identified because the audit committee's oversight of the Company's external financial reporting and internal control over financial reporting is ineffective will be communicated in writing to the Company's board of directors.

We are also responsible for communicating with the audit committee about certain other matters related to our audit, including (a) our audit responsibility under PCAOB standards; (b) information relating to our independence with respect to the Company; (c) the Company's critical accounting policies; (d) the quality of the Company's accounting principles; (e) management's judgments and sensitive accounting estimates; (f) significant audit adjustments; (g) any disagreements with management about matters that could be significant to the Company's financial statements or our report; (h) any consultations management made with other accountants; (i) any issues discussed with management prior to retention;
(j) any significant difficulties encountered in performing the audit; (k) other information in documents containing audited financial statements, such as the Company's annual report; and (1) other matters as considered necessary. Further, we are responsible for ensuring that the audit committee receives copies of certain written communications between us and management, including management representation letters and written communications on accounting, auditing, internal control, or other matters.

Management is responsible for the financial statements, for making all financial records and related information available to us on a timely basis, and for the accuracy and completeness of that information. Management is also responsible for the establishment and maintenance of adequate records; the selection and application of accounting principles; the safeguarding of assets; adjusting the financial statements to correct material misstatements; and confirming to us in the management representation letter that the effects of any uncorrected misstatements aggregated by us during the current engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate, to the financial statements taken as a whole. In addition, management is responsible for identifying and ensuring that the Company complies with applicable laws and regulations.

In conjunction with the annual audit, we will also perform reviews of the Company's unaudited quarterly financial information for the last three quarters in the year ending May 31, 2007. For the first two of the three quarters, we will perform reviews of that information before the Form l0-QSB is filed. The objective of a review is to provide a basis for communicating whether there are any material modifications that should be made to the interim financial information for it to conform with GAAP.

These reviews will be conducted in accordance with the standards of the PCAOB. A review of interim financial information consists principally of performing analytical procedures and making inquiries of persons responsible for financial and accounting matters. It includes obtaining sufficient knowledge of the Company's business and its internal control as it relates to the preparation of both annual and interim financial information to identify the types of potential material misstatements in the interim financial information and consider the likelihood of their occurrence, and to select the inquiries and analytical procedures that will provide a basis for communicating whether there are material modifications that should be made to the interim financial information for it to conform with GAAP. A review is substantially less in scope than an audit conducted in accordance PCAOB standards, the objective of which is the Ingen expression of an opinion regarding the financial statements taken as a whole. Accordingly, we will not express opinions on the interim financial information.

Management is responsible for the Company's interim financial information and for establishing and maintaining effective internal control over financial reporting. It is also responsible for identifying and ensuring that the Company complies with the laws and regulations applicable to its activities; making all financial records and related information available to us; adjusting the interim financial information to correct material misstatements; and affirming that the effects of any uncorrected misstatements pertaining to the periods under review are immaterial, both individually and in the aggregate, to the interim financial information taken as a whole.

We will communicate to the audit committee and management any matters that come to our attention as a result of the reviews that we believe may require material modifications to the quarterly financial information to make it conform with GAAP. We will also communicate any significant deficiencies or material weaknesses that come to our attention. If, for any reason, we are unable to complete our reviews or are unable to form or have not formed our opinions, we will notify the audit committee and management. At the conclusion of our reviews, you agree to provide require certain representations from management about the financial statements and related matters.

We are required to read any annual report that contains our audit report. We will read the annual report for the purpose of determining whether other information in the annual report (including the manner of its presentation) is materially inconsistent with information in the financial statements or management's assessment of the effectiveness of the Company's internal control over financial reporting. We assume no obligation to perform procedures to corroborate such other information as part of our audit. Regarding electronic filings such as the SEC's Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system, management agrees that, before filing any document in electronic format with the SEC with which we are associated, we will be advised of the proposed filing on a timely basis. We will provide the Company a signed copy of our report and consent. These manually signed documents will serve to authorize the use of our name prior to the Company's electronic transmission. Management will provide us with a complete copy of the document accepted by EDGAR.

We estimate that our fees for these services will range from $15,000 to $16,000 for the audit and $5,000 to $6,000 for each quarterly review. The Company will also be billed for travel and other out-of-pocket costs such as report production, word processing, postage, etc. Additional expenses are estimated to be $1,000 to $1,500 for travel related to the audit. The fee estimate and completion of our work is based on anticipated cooperation from Company personnel; timely responses to our inquiries; timely communication of all significant accounting and financial matters; and the assumption that unexpected circumstances will not be encountered during the audit. If significant additional time is necessary, we will keep Company management informed of any problems we encounter and our fees will be adjusted accordingly. Our invoices for these fees will be rendered each month as work progresses and are payable on presentation. We will require a retainer of $3,000 before we begin the engagement to review the quarterly information for November 2006.

The Company may wish to include or incorporate by reference our audit report on these financial statements in a registration statement proposed to be filed under the Securities Act of 1933 or in some other securities offering. If so, you agree not to include our audit report or make reference to our Firm without our prior permission or consent. Any agreement to perform work in connection with an offering, including an agreement to provide permission or consent, will be a separate engagement.

Any additional services that may be requested and we agree to provide will be the subject of separate arrangements. All permitted non-audit services must be pre-approved by the audit committee.

As part of our engagement, we will also prepare the federal and state income tax returns for the Company. We estimate our fee for preparing the tax returns will be $3,000.

The Company agrees to perform the following functions in connection with Child, Van Wagoner & Bradshaw's ("CVB") provision of tax services:

Make all management decisions and perform all management functions, including determining account coding and approving all proposed journal entries;

Assign Scott Sand to oversee the tax services and evaluate the adequacy and results of the services;

Accept responsibility for the results of the tax services, including the tax returns; and

Establish and maintain internal controls over the tax return preparation processes.

CVB will perform the tax services in accordance with applicable professional standards, including the Statements on Standards for Tax Services issued by the American Institute of Certified Public Accountants. CVB, in its sole professional judgment, reserves the right to refuse to do any procedures or take any action that could be construed as making management decisions or performing management functions, including determining account codings and approving journal entries. CVB will advise the Company with regard to tax positions taken in the preparation of the tax return, but the Company must make all decisions with regard to those matters.

The audit documentation for this engagement is the property of our firm and constitutes confidential information. However, we may be requested to make certain audit documentation available to the PCAOB, SEC, or other regulators pursuant to the authority given to them by law or regulation. If requested, access to such audit documentation will be provided under the supervision of firm personnel. Further, upon request, we may provide copies of selected audit documentation to the regulator. The regulator may intend, or decide, to distribute the copies or information contained therein to others, including other government agencies.

We appreciate the opportunity to be of service and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us along with your retainer check in the amount of $3,000.

Sincerely,


/s/ William R. Denney
---------------------
William R. Denney
Child, Van Wagoner & Bradshaw, PLLC
William R. Denney


RESPONSE:

This letter correctly sets forth the understanding of Ingen Technologies, Inc.


Name:   /s/ Scott Sand
       ------------------------------

Title:  CEO                                     Date:  02/19/07
       ------------------------------                 --------------------------